Exhibit 2.5

STOCK PURCHASE AGREEMENT,

dated as of September 21, 2005

among

JON L. GLASS,

CRAIG D. POLLARD,

LEIGH T. PRIETO,

YORKTOWN ENERGY PARTNERS V, L.P., AND

YORKTOWN ENERGY PARTNERS VI, L.P.,

As Sellers;

CINCO ENERGY CORPORATION

As the Company;

AND

EDGE PETROLEUM EXPLORATION COMPANY

As Buyer

AND

EDGE PETROLEUM CORPORATION

As Guarantor

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II EFFECTIVE DATE; CLOSING
2.1	Effective Date; Closing
2.2	Proceedings at Closing

ARTICLE III SALE AND PURCHASE OF SHARES; CONSIDERATION
3.1	Sale and Purchase of Shares
3.2	Amount and Form of Consideration
3.3	Payment of Consideration
3.4	Price Adjustments
3.5	Excluded Items
3.6	Employee Stock Options
3.7	Payment of Seller Debt
3.8	Incremental Purchase Price

ARTICLE IV DEPOSIT

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
5.1	Organization and Power
5.2	Authorizations; Execution and Validity
5.3	Capitalization
5.4	Financial Statements; Other Financial Data
5.5	Consents
5.6	No Defaults or Conflicts
5.7	Agreements, Contracts and Commitments
5.8	Litigation
5.9	Labor Matters
5.10	Employee Matters
5.11	Taxes
5.12	Fees
5.13	Absence of Certain Changes or Events
5.14	Compliance with Laws
5.15	Transactions with Related Parties
5.16	Agents
5.17	Commission Contracts
5.18	Books and Records
5.19	Information Furnished
5.20	Directors and Officers
5.21	Bank Accounts
5.22	Owned Real Property
5.23	Leased Real Property
5.24	Insurance
5.25	Title to Oil and Gas Properties
5.26	Environmental Matters

i

5.27	Forward Sales
5.28	Properties
5.29	Wells to Be Plugged and Abandoned
5.30	Intellectual Property
5.31	No Undisclosed Liabilities

ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS
6.1	Organization and Good Standing
6.2	Authorization of Agreement
6.3	Conflicts, Consents of Third Parties
6.4	Brokers
6.5	Litigation
6.6	Ownership of Stock
6.7	Marketable Title

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER
7.1	Organization and Good Standing
7.2	Authorization of Agreement
7.3	Conflicts, Consents of Third Parties
7.4	No Default
7.5	Litigation
7.6	Investment Intent
7.7	Disclosure of Information
7.8	Funding
7.9	Brokers

ARTICLE VIII ADDITIONAL AGREEMENTS
8.1	Further Actions
8.2	Conduct of Business Pending Closing
8.3	Title Defects
8.4	Environmental Defects
8.5	Gas Imbalances
8.6	Access to Information
8.7	Regulatory Approvals
8.8	Agreement to Defend
8.9	Certain Consents by Sellers
8.10	Other Actions
8.11	LIMITATION AND DISCLAIMER OF IMPLIED REPRESENTATIONS AND WARRANTIES OF THE COMPANY
8.12	Change of Company Name
8.13	Relationship Among Sellers
8.14	Continuation of the Company’s Existing Indemnification Obligations.
8.15	Stockholders Agreement.
8.16	Participation in Leases

ARTICLE IX CONDITIONS TO CLOSING
9.1	Buyer’s Conditions

9.2	Sellers’ Conditions
9.3	Closing Payment and Post-Closing Purchase Price Adjustments.

ARTICLE X DELIVERIES AT CLOSING
10.1	Deliveries by Seller to Buyer
10.2	Deliveries by Buyer to Seller

ARTICLE XI TERMINATION
11.1	Termination
11.2	Effect of Termination

ARTICLE XII INDEMNIFICATION
12.1	Seller Indemnification
12.2	Buyer Indemnification
12.3	Indemnification Procedures
12.4	Limits on Indemnification

ARTICLE XIII TAXES
13.1	Tax Returns and Payments
13.2	Cooperation
13.3	Sales and Use Taxes; Property Taxes

ARTICLE XIV GENERAL
14.1	Arbitration
14.2	Amendments
14.3	Waivers
14.4	Notices
14.5	Successor and Assigns, Parties in Interest
14.6	Severability
14.7	Entire Agreement
14.8	Schedules
14.9	Governing Law
14.10	Remedies
14.11	Expenses
14.12	Release of Information; Confidentiality
14.13	Certain Construction Rules
14.14	Counterparts
14.15	Limitation on Damages
14.16	No Third-Party Beneficiaries
14.17	Time of the Essence
14.18	Guarantee

Index of Exhibits:

EXHIBIT	DESCRIPTION

Exhibit “A”	Oil and Gas Properties

Exhibit “B”	Allocated Values

Exhibit “C”	Spousal Joinder

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement dated as of September 21, 2005 (this “Agreement”) is entered into by and among Edge Petroleum Exploration Company, a Delaware corporation (“Buyer”), and solely for the purposes of Section 14.18 hereto, Edge Petroleum Corporation, a Delaware corporation (“Guarantor”), Cinco Energy Corporation, a Delaware corporation (the “Company”), and each of Jon L. Glass, Craig D. Pollard, Leigh T. Prieto, Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. (each a “Seller” or collectively referred to herein as “Sellers”) pertaining to the purchase and sale of the Shares (defined below).

WHEREAS, the Sellers own all the outstanding shares of capital stock (the “Shares”) of the Company; and

WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer all of the Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and subject to the conditions contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Additional Excluded Items” has the meaning specified in Section 3.5(b).

“Affiliate” means, as to any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning specified in the preamble hereof.

“Allocated Values” means the allocation of values of the Oil and Gas Properties included in the Ownership Interests set forth on Exhibit “B” attached hereto.  The Allocated Values for each Oil and Gas Property has been agreed to by Buyer and Seller and represents a good faith allocation of value of the Oil and Gas Properties.

“Audited Financial Statements” has the meaning specified in Section 5.4.

“Base Purchase Price” has the meaning specified in Section 3.2.

“Basket Amount” has the meaning specified in Section 12.4(a).

“Break-Up Fee” shall mean five percent (5%) of the Base Purchase Price.

“Brokerage Fee” means the fees and expenses of Richardson Barr & Co. in connection with its services as financial advisor to the Company in connection with the transactions contemplated by this Agreement.

“Buyer” has the meaning specified in the preamble hereof.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Closing Payment” has the meaning specified in Section 9.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company” has the meaning specified in the preamble hereof.

“Company’s Knowledge” means actual knowledge of any officer, director, employee, agent or attorney of the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and Buyer dated as of August 16, 2005.

“Consulting Fee” means the fees and expenses of Matthew Gallagher or any entity affiliated with Matthew Gallagher in connection with his or its services as a consultant to the Company in connection with the transactions contemplated by this Agreement.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy or commitment, whether written or oral.

“Current Assets” means as reflected in accordance with GAAP on the consolidated balance sheet for the Company as of the applicable date, the sum, without duplication, of all amounts and provisions that are included and classified as current assets, excluding however, the Seller Debt, the Excluded Items, the Additional Excluded Items and any payment due to the Company as determined pursuant to Section 8.5.

“Defensible Title” means such right, title and interest that is (a) with respect to Ownership Interests of record, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to give the Company and Buyer, through its ownership of the Common Stock, the right to enjoy the benefits of possession of the Ownership Interests reflected on Exhibit “A”, and, with respect to Ownership Interests not yet earned under a farmout agreement, is described in and subject to a farmout agreement containing terms and provisions reasonably consistent with terms and provisions generally used in the domestic oil and gas business and under which there exists no default by the Company, (b) subject to Permitted Liens, free and clear of all Liens, claims, infringements, and other burdens and (c) sufficient to vest in the Company the net revenue and working interests shown in each Oil and Gas Property in Exhibit “A”.

“Deposit” has the meaning specified in Article IV.

“DGCL” means the Delaware General Corporation Law.

“Effective Date” has the meaning specified in Section 2.1.

“Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of the Company or any of its subsidiaries.

“Employee Options” shall have the meaning specified in Section 3.6.

“Environmental Defect” has the meaning specified in Section 8.4(b).

“Environmental Law” means the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local law.

“ERISA” means the Employee Retirement Income Security Act, as amended.

“Excluded Items” means the (i) properties and related liabilities of the Company sold, transferred and assigned to Cinco Resources, Inc. pursuant to that certain Assignment and Bill of Sale dated June 30, 2005 (effective June 1, 2005) by and between the Company and Cinco Resources, Inc., and (ii) properties and related liabilities of the Company sold, transferred and assigned to Cinco Natural Resources Corporation pursuant to that certain Purchase and Sale Agreement dated July 29, 2005 (effective June 1, 2005) by and between the Company and Cinco Natural Resources Corporation.

“Financial Statements” has the meaning specified in Section 5.4.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time and applied on a basis consistent with the preparation of the Financial Statements.

“Governmental Authority” means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; or (f) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

“Hedging Transaction” means any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Incremental Purchase Price” has the meaning specified in Section 3.8.

“Indemnified Party” has the meaning specified in Section 12.3(a).

“Indemnifying Party” has the meaning specified in Section 12.3(a).

“Injunction” means a temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, an order of a Governmental Entity having jurisdiction over any party hereto, or any legal restraint or prohibition.

“Lands” has the meaning specified in the definition of “Oil and Gas Properties.”

“Law” means any federal, state or local law, statute, rule, ordinance, code or regulation.

“Leases” has the meaning specified the definition of “Oil and Gas Properties.”

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, claim or governmental proceeding.

“Liabilities” means as reflected in accordance with GAAP on the consolidated balance sheet for the Company as of the applicable date, the sum, without duplication, of all amounts and provisions that are included and classified as liabilities, excluding however, any asset retirement obligations.  For the avoidance of doubt, Taxes which relate to the period prior to the Effective Date shall be included as a “Liability” for purposes of the determination of Net Working Capital.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, easement, covenant, encroachment, hedging transaction, or any other burden or adverse claim whatsoever.

“Litigation” shall mean the Legal Proceedings, Orders and Official Actions listed on Schedule 5.8.

“Losses” has the meaning specified in Section 12.1.

“Material Adverse Effect” shall mean:

(i)            As to Buyer, any breach of Buyer’s representations and warranties, which individually or in the aggregate would materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

(ii)           As to any Seller, any breach of such Seller’s representations and warranties, which individually or in the aggregate would materially impair such Seller’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

(iii)          As to the Company, any event, change or effect that, when taken individually or together with all other adverse changes and effects, has had or would reasonably be expected to have a material adverse effect on the Company’s financial condition, results of operations, business, assets or liabilities, or would materially impair such Seller’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby; provided that matters (such as, without limitation, decreases in the prices received by the Company for natural gas, natural gas liquids, crude oil, condensate or other natural resources) that are general, regional, industry-wide or economy-wide developments shall not be taken into account in determining whether an event, change or effect has a Material Adverse Effect; and provided further, that following the Pearl/Cibola Closing, none of the following shall be considered when determining whether a Material Adverse Effect has occurred:  (i) an event, change or effect that results from a Title Defect, Environmental Defect, or a Well that is to be plugged and abandoned or has been plugged and abandoned in a manner that does not comply with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Properties, (ii) an event, change or effect that was caused by any action or inaction of Buyer with respect to the properties acquired under the Pearl/Cibola Agreement, or (iii) an event, change or effect that was caused by any action or inaction of the Company if taken in accordance with Buyer’s instructions pursuant to Section 8.2 of this Agreement.

“Material Contracts” has the meaning specified in Section 5.7.

“Minimal Environmental Defects” has the meaning specified in Section 8.4(d).

“Minimal Title Defects” has the meaning specified in Section 8.3(f).

“Net Working Capital” means, as of the Effective Date, Current Assets less Liabilities.

“Notification Deadline” has the meaning specified in Section 8.3(a).

“Official Action” shall mean any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination, both as presently existing and effective or presently existing and as may become effective in the future, by any court, administrative body, or other tribunal.

“Oil and Gas Properties” means all right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (i) oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests (the “Leases”) and the lands covered thereby (“Land(s)”) and any and all oil, gas, water or injection wells thereon or applicable thereto (the “Wells”); (ii) any pools or units which include all or a part of any Land or include any Well (the “Units”) and including without limitation all right, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units; (iii) interests under or derived from all contracts, agreements and instruments applicable to or by which such properties are bound or created, to the extent applicable to such properties, including, but not limited to, operating agreements, gathering agreements, marketing agreements, transportation agreements, processing agreements, seismic, geological and geophysical agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, and farmin and farmout agreements; (iv) easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use to the extent applicable to such properties; and (v) equipment, machinery, fixtures and other tangible personal property and improvements located on or used or obtained in connection with such properties.  Attached hereto as Exhibit ”A” is a description of each Lease and the Wells applicable thereto, which Exhibit ”A” shall be a part of the definition of “Oil and Gas Properties.”  The respective “net revenue interest” and “working interest” of the Company in the Oil and Gas Properties described on Exhibit ”A” (the “Ownership Interests”) shall be a part of the definition of “Oil and Gas Properties.”  The Oil and Gas Properties do not include, and there is excluded from the terms of this Agreement the Excluded Items and Additional Excluded Items as herein defined.

“Option Cancellation Agreement” has the meaning specified in Section 3.6.

“Option Consideration” has the meaning specified in Section 3.6.

“Order” means any order, judgment, Injunction, ruling, writ, award, decree, statute, law, ordinance, rule or regulation.

“Ownership Interests” has the meaning specified in the definition of “Oil and Gas Properties.”

“Pearl/Cibola Agreement” means the Purchase and Sale Agreement dated as of September 21, 2005 by and among Pearl Energy Partners, Ltd., Cibola Exploration Partners, L.P., and Buyer.

“Pearl/Cibola Closing” means the closing of the transactions contemplated by the Pearl/Cibola Agreement.

“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

“Permitted Liens” means:  (a) lessors’ royalties and any overriding royalties, reversionary interests and other burdens (and any liens or security interests created by law or reserved in instruments creating such interests to secure payment of same) to the extent that they do not, individually or in the aggregate, reduce the Company’s net revenue interests in any Well below that shown in Exhibit ”A” or increase the Company’s working interest above that shown in Exhibit ”A” without a corresponding increase in the net revenue interest; (b) all leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leases, to the extent that they do not, individually or in the aggregate, reduce the Company’s net revenue interests in any Well below that shown in Exhibit ”A” or increase the Company’s working interest above that shown in Exhibit ”A” without a corresponding increase in the net revenue interest; (c) third-party consent requirements, preferential rights or other rights assertable by third parties with respect to which waivers or consents are obtained by the Company from the appropriate third parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer; (d) liens for current Taxes or assessments not yet due or delinquent on the Closing Date or, if delinquent, that are being contested in good faith in the ordinary course of business; (e) materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent; (f) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance; (g) easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Oil and Gas Properties which do not materially interfere with the current or proposed operations on the Oil and Gas Properties; or (h) any Liens which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, ownership or operation of the Oil and Gas Properties subject thereto or affected thereby (as currently used, owned or operated) or which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in Texas but excluding, in any event, any Liens securing indebtedness for borrowed money; and (i) other liens set forth in Schedule 5.25.

“Per Share Consideration” has the meaning specified in Section 3.6.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

“Pre-Closing Returns” has the meaning specified in Section 13.1.

“Preferred Stock” means the preferred stock, par value $.01 per share, of the Company.

“Pro Rata Share” means with respect to any Seller a fraction, set forth as a percentage, the numerator of which is the aggregate amount of consideration received by a Seller pursuant to this Agreement for all of such Seller’s Shares and the Seller’s Option Consideration, if applicable, and the denominator of which is the aggregate consideration received by all Sellers pursuant to this Agreement.

“Purchase Price” has the meaning specified in Section 3.2.

“Related Party” means (i) any Affiliate of the Company, or (ii) except for any non-natural Seller, any grandparent, parent, brother, sister, child or spouse of a Seller.

“Schedule” means a disclosure schedule provided by Seller to Buyer pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning specified in the preamble hereof.

“Seller Debt” means the principal amount of the promissory notes and other indebtedness owed by Sellers to the Company as shown on Schedule 3.7, plus all accrued interest thereon.

“Sellers’ Representative” shall have the meaning specified in Section 8.13.

“Services Agreement” means the Administrative Services Agreement, dated as of November 23, 2004, between the Company and Cinco Natural Resources Corporation.

“Shares” has the meaning specified in the preamble hereof.

“Stockholders Agreement” means that certain Voting and Stockholders Agreement, dated as of November 23, 2004, by and among the Company and each of the Sellers.

“Subsidiaries” means, with respect to any Person, each entity as to which such Person (either alone or through or together with any other Subsidiary) (i) owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the Board of Directors or other persons performing similar functions, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member or owns a majority of the equity interests or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax” or “Taxes” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, asset, property, severance, documentary, stamp, excise and other taxes, duties and similar governmental charges or assessments imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment.

“Tax Return” means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Title Defect” has the meaning specified in Section 8.3(a).

“Title Defect Value” means, with respect to each Title Defect, the reduction of the Allocated Value of the affected Ownership Interest as a result of such Title Defect as determined in Section 8.3.

“Wells” has the meaning specified in the definition of “Oil and Gas Properties.”

“Unaudited Financial Statements” has the meaning specified in Section 5.4.

“Units” has the meaning specified in the definition of “Oil and Gas Properties.”

ARTICLE II

EFFECTIVE DATE; CLOSING

2.1           Effective Date; Closing.      The effective date of the transactions contemplated hereby shall be at 7:00 a.m., Central Time, on September 1, 2005 (the “Effective Date”).  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Thompson & Knight LLP, 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201 at 10:00 a.m., Central Time, on November 30, 2005 or such other place or date as the parties hereto may mutually agree (the “Closing Date”).

2.2           Proceedings at Closing.      All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered unless otherwise agreed in writing by the parties to this Agreement.

ARTICLE III

SALE AND PURCHASE OF SHARES; CONSIDERATION

3.1           Sale and Purchase of Shares.             On the Closing Date, subject to the terms and conditions set forth herein, the Sellers will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase from the Sellers, the Shares.

3.2           Amount and Form of Consideration.                The total purchase price to be paid by Buyer to Sellers in consideration of the Shares and cancellation of the Employee Options (pursuant to Section 3.6) is Thirty-Five Million, Seven Hundred Sixty-Seven Thousand Five Hundred Dollars ($35,767,500.00) (the “Base Purchase Price”), subject to adjustment as provided in Section 3.4 and Section 3.8 (the Base Purchase Price, as so adjusted and as may be further adjusted by the

Post Closing Adjustment, is the “Purchase Price”).  For the avoidance of doubt, (i) the Deposit shall be applied against the Purchase Price at the Closing and (ii) payments made after the Closing pursuant to Section 3.8, if any, shall be part of the Purchase Price as if such payment had been made prior to the Closing and the Base Purchase Price had been adjusted at the Closing for such payments in accordance with Section 3.4.  For the avoidance of doubt, and although part of the Purchase Price, the amount deducted from each Seller’s portion of the Purchase Price in accordance with Section 3.7 shall not be payable by Buyer but rather shall be credited as a payment by such Seller to the Company in exchange for the cancellation of the Seller Debt.

3.3           Payment of Consideration.

(a)           In consideration of the sale, transfer, conveyance, assignment and delivery of the Shares and cancellation of the Employee Options, Buyer will:

(i)        pay the Sellers and the holders of Employee Options (in each case in accordance with Section 3.3(b)), an aggregate amount equal to the Purchase Price (after taking into account the application of the Deposit to the Purchase Price which shall also be allocated to the Sellers and the holders of Employee Options in accordance with Section 3.3(b)) by wire transfer of immediately available funds on the Closing Date;

(ii)       assume the liabilities, if any, for gas production imbalances as further provided in Section 8.5; and

(iii)      pay or cause to be paid the Brokerage Fee and Consulting Fee.

(b)           (i) A proportionate amount of the Purchase Price (and the Deposit which is part of the Purchase Price) less the aggregate Option Consideration payable pursuant to Section 3.6 shall be paid to each Seller in accordance with such Seller’s proportionate ownership interests as set forth on Schedule 5.3(a) and (ii) the Option Consideration (which constitutes part of the Purchase Price) shall be payable to the holders of Employee Options in accordance with Section 3.6.

(c)           The Purchase Price shall be paid by wire transfer of immediately available funds to Sellers and the holders of Employee Options (to the accounts thereof specified by each Seller and each Employee Option holder (in accordance with Section 3.6)) in accordance with the instructions of each Seller and each Employee Option holder (in accordance with Section 3.6) delivered to Buyer not later than 48 hours prior to the Closing).

3.4           Price Adjustments.              The Base Purchase Price will be adjusted:

(a)           upward by the amount of the amount payable, if any, by Buyer to Seller in accordance with Section 3.8;

(b)           upward by the Seller Debt;

(c)           upward or downward in accordance with Section 8.3;

(d)           upward or downward in accordance with Section 8.5;

(e)           downward, if at all, in accordance with Section 8.4;

(f)            downward by the Brokerage Fee and the Consulting Fee; and

(g)           upward or downward by the amount of the Company’s Net Working Capital.

3.5           Excluded Items.

(a)           All references herein to the Company’s assets, properties (including, without limitation, its Oil and Gas Properties) and liabilities do not include or refer to any of the Excluded Items.

(b)           All (i) the Company’s insurance claims with respect to events affecting the Company or the Oil and Gas Properties which are made prior to the Effective Date, (ii) claims for severance tax refunds relating to production from the Oil and Gas Properties prior to the Effective Date and (iii) claims for sales tax refunds relating to purchases prior to the Effective Date (collectively, the “Additional Excluded Items”) shall be excluded from the sale of the Shares to Buyer.  All references herein to the Company’s assets, properties (including, without limitation, its Oil and Gas Properties) and liabilities do not include or refer to the Additional Excluded Items.  Any Additional Excluded Items received by the Company between the Effective Date and the Closing Date shall be distributed by the Company to its shareholders or otherwise transferred to the Sellers or their nominee.  In the event any Additional Excluded Items are received by the Company or Buyer following the Closing Date, Buyer shall or shall cause the Company within ten (10) business days of receipt by the Company or Buyer of such Additional Excluded Items to pay such Additional Excluded Items to Sellers or their nominees in accordance with instructions from the Sellers’ Representative.  Buyer shall cooperate with Sellers in efforts to collect the Additional Excluded Items, and Buyer shall provide the Sellers’ Representative or its designees with full access to the personnel, books and records of Buyer during normal business hours upon reasonable request of Sellers to audit such books and records for compliance with this Section 3.5(b).

3.6           Employee Stock Options.   On or prior to the Closing Date, the Company will enter into agreements (each, an “Option Cancellation Agreement”) with each holder, including each Seller that is a holder, of an outstanding option to purchase Common Stock (“Employee Options”) granted by the Company pursuant to stock option agreements, whether or not then vested or exercisable, in a form reasonably acceptable to the Buyer and which such Option Cancellation Agreement shall include a full and final release of any and all claims that the holder(s) of such Employee Options may have against the Company or the Buyer and pursuant to which on the Closing Date each Employee Option outstanding on the Closing Date and subject to such an Option Cancellation Agreement shall be canceled and each holder of a canceled Employee Option shall receive in cancellation and settlement of the Employee Option, a cash amount (the “Option Consideration”) equal to the product of (i) the number of shares of Common Stock subject to the Employee Option as of such time, multiplied by (ii) the excess, if any, of the Per Share Consideration less the exercise price per share of Common Stock subject to the Employee Option.  “Per Share Consideration” shall mean the Purchase Price divided by 241,500.  As of the Closing Date, each holder of an Employee Option will be entitled to receive only an amount equal to the Option Consideration and not any shares of Common Stock or other securities.  All amounts payable under this Section 3.6 shall be paid by Buyer by wire transfer of immediately available funds to each holder (to the account or accounts thereof specified by Sellers’ Representative) in accordance with the instructions of Sellers’ Representative delivered to Buyer not later than 48 hours prior to the Closing).  Except as provided herein, the Company shall not grant or amend any Employee Options or grant any additional employee options and shall not amend or modify the stock option agreements after the date hereof.

3.7           Payment of Seller Debt.       All outstanding amounts of, including accrued and unpaid interest on, the Seller Debt (as set forth on Schedule 3.7) with respect to a particular Seller shall be deducted from the portion of the Purchase Price payable to such Seller and thereupon such Seller Debt shall be deemed cancelled.

3.8           Incremental Purchase Price.               In addition to the Purchase Price as adjusted pursuant to Section 3.4 hereof, Buyer shall pay Sellers an incremental purchase price of Two Million Nine Hundred Sixty-Four Thousand Dollars ($2,964,000.00) conditioned upon the Oil and Gas Properties receiving high-cost natural gas certification (as contemplated by TEX. TAX CODE ANN. 201.057 (Vernon Supp. 2000)) so as to qualify the Company’s interest in the Oil and Gas Properties to receive the exemption or tax reduction provided for by the above referenced law on or before December 31, 2005 (the “Incremental Purchase Price”).  In the event such certification is obtained prior to the Closing Date, the Incremental Purchase Price shall be added to the Base Purchase Price in accordance with Section 3.4.  In the event such certification is obtained after the Closing Date, the Incremental Purchase Price shall be (i) allocated amongst the Sellers and the holders of Employee Options in accordance with Section 3.3(b) as if such payment had been received prior to the Closing Date and were included as an adjustment to the Base Purchase Price on the Closing Date and (ii) shall be payable by wire transfer of immediately available funds within three (3) business days of Sellers’ notification to Buyer of the receipt of such approval to be accompanied by reasonable documentation thereof all in accordance with Section 3.3(c).  In the event the certification has not been received by December 31, 2005, the Incremental Purchase Price shall not be payable by Buyer to Sellers, but nothing in this section shall otherwise affect Sellers’ right to receive severance tax refunds with respect to production prior to the Effective Date irrespective of when obtained.

ARTICLE IV

DEPOSIT

Contemporaneous with its execution of this Agreement, Buyer shall pay to Sellers’ Representative a deposit (hereinafter called the “Deposit”), in the amount of five percent (5%) of the Base Purchase Price.  If Buyer and Sellers consummate the transaction contemplated hereby in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price but shall otherwise be non-refundable except as provided below.  If Buyer and Sellers do not consummate the transaction contemplated hereby because (i) of a termination of this Agreement by either party in accordance with Section 11.1(a), (b), (d), or (e) or (ii) Sellers or Buyer terminate this

Agreement in accordance with Section 11.1(c) and at the time of such termination the Sellers have not fulfilled all of their obligations under this Agreement such that Buyer would not then be obligated to effect the Closing under this Agreement, then Sellers shall immediately return the Deposit to Buyer; provided that, if this Agreement is terminated by Buyer pursuant to Section 11.1(e), upon written notice to Sellers, Buyer may elect to allow the Sellers to retain the Deposit in lieu of Buyer paying the Break-Up Fee pursuant to Section 11.1(e).  For the avoidance of doubt, Sellers may retain the Deposit if this Agreement is terminated pursuant to Section 11.1(c) and if at the time of such termination the Sellers have fulfilled all of their obligations under this Agreement such that Buyer would then be obligated to effect the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

5.1           Organization and Power.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The Company has heretofore delivered to Buyer complete and correct copies of its certificate of incorporation and bylaws, each as amended to date.

5.2           Authorizations; Execution and Validity.          The execution and delivery of this Agreement by the Company, the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary corporate action and no other corporate action on the part of the Company is necessary with respect thereto.  This Agreement has been duly executed and delivered by the Company and, when duly and validly executed and delivered, will constitute a valid and binding obligation of the Company, as applicable, and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

5.3           Capitalization.       The authorized capital stock of the Company consists solely of 1,000,000 shares of Common Stock and 100,000 shares of Preferred Stock.  There are an aggregate of 220,000 shares of Common Stock issued and outstanding, all of which Shares are owned of record and beneficially, free and clear of any Liens (other than pledges in connection with indebtedness in favor of the Company and pursuant to applicable securities laws), by Sellers with each Seller owning the number of Shares shown on Schedule 5.3(a), and have been duly authorized and validly issued, and are fully paid and non-assessable.  No shares of Preferred Stock are issued and outstanding.  As of the Effective Date, the Company had outstanding options which had been issued to the individuals and entities listed on Schedule 5.3(b) totaling 21,500 Shares.  As of the Effective Date and as of the Closing Date, the issued and outstanding amount of the Company’s Common Stock on a fully diluted basis is and will be 241,500 Shares.  As of the Closing Date, there shall be no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating the Company to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, or otherwise requiring Sellers or the Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of Sellers or the Company or any rights to participate in the equity or net income of Sellers or the Company.  All of the issued shares of the Company’s capital stock were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of any Seller.

The Company has no Subsidiaries and does not own, directly or indirectly, any capital of or other equity interest in or have any other investment in or outstanding loans to any corporation, partnership or other entity or organization.  Except for the Stockholders Agreement and as otherwise set forth on Schedule 5.3(c), there are no stockholders’ agreements, voting trusts or other agreements or understandings between or among Sellers or to which the Company is a party or by which it is bound with respect to the transfer or voting of any capital stock of the Company, none of which (including the Stockholders Agreement and any agreements set forth on Schedule 5.3(c)) shall be in effect following the Closing.

5.4           Financial Statements; Other Financial Data.    Attached hereto on Schedule 5.4 are correct and complete copies of the audited consolidated balance sheet of the Company and its former Subsidiaries as of December 31, 2004 with the related statements of income and retained earnings and of cash flows for the year ended (the “Audited Financial Statements”) and the accrual basis unaudited consolidated balance sheet of the Company and its former Subsidiaries as of June 30, 2005, and the related accrual basis unaudited consolidated statements of income and retained earnings and of cash flows for the six months then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements present fairly in all material respects the financial position of the Company as of the dates indicated, and the results of its operations for the respective periods indicated.  The Audited Financial Statements are in conformity with GAAP, consistently applied.  The Unaudited Financial Statements are unaudited and, therefore, are subject to normal recurring year-end adjustments and the absence of footnotes.

5.5           Consents.              Neither the execution and delivery by the Company of this Agreement nor the consummation or performance by the Company of the transactions contemplated by this Agreement to be consummated or performed by it will require (on the part of the Company) any consent from, authorization or approval or other action by, notice to or declaration, filing or a registration with, any Governmental Authority or any other third party, except, if required, to comply with the HSR Act or as specified in Schedule 5.5.

5.6           No Defaults or Conflicts.    Neither the execution and delivery by the Company of this Agreement nor the consummation or performance by the Company of the transactions contemplated by this Agreement to be consummated or performed by it (i) results or will result in any violation of the certificate of incorporation or bylaws of the Company; (ii) violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, or results in the creation or imposition of any Lien upon any property or asset of the Company, the trigger of any charge, payment or requirement of consent, or the acceleration or increase of the maturity of any payment date under: (A) any Contract or (B) any applicable Law or Order to which the Company or any of their respective properties is subject.

5.7           Agreements, Contracts and Commitments.     Except for the Oil and Gas Properties, the Company has listed in Schedule 5.7 all leases, contracts, agreements and instruments to which it is a party as of the date hereof involving payment by or to the Company of more than $500,000 or that extend for a term of more than six months from the date of this Agreement and are not terminable without payment or penalty upon less than 60 days’ notice (true and correct copies of each such document have been previously delivered or made available to Buyer) (the “Material Contracts”).  Except as set forth in Schedule 5.7, the Company has not breached, nor to the Company’s Knowledge is there any claim or any legal basis for a claim that the Company or any third party has breached, any of the terms or conditions of any Material Contract if any such breach, whether considered individually or in the aggregate, could result in the imposition of damages or the loss of benefits in an amount or of a kind material to the Company.

5.8           Litigation.              Schedule 5.8 lists all Legal Proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its assets.  Except as disclosed on Schedule 5.8, the Company is not subject to any Order or Official Action.  There are no Legal Proceedings pending against or, to the Company’s Knowledge, threatened against, the Company that questions the validity or legality of any of this Agreement or any action taken or to be taken by the Company in connection herewith or therewith.

5.9           Labor Matters.      There is no collective bargaining or other labor union agreement applicable to any of the employees of the Company.  No organized work stoppage, labor strike, labor dispute, or slowdown against the Company is pending or, to the Company’s Knowledge, threatened against or involving the Company.  The Company has not received written notice of any unfair labor practice and no such complaints are pending before the National Labor Relations Board or other similar governmental authority.  To the Company’s Knowledge, the Company is not engaged in any unfair labor practice.  No grievance or other labor dispute or proceeding or any arbitration proceeding arising out of or under any collective bargaining or other employee agreement is pending or, to the Company’s Knowledge, threatened against the Company.

5.10         Employee Matters.               The Company has no employees.  The Company does not sponsor, maintain or contribute to any Employee Benefit Plan other than the Cinco Energy Corporation 2004 Stock Option Plan, which plan will be terminated at or prior to Closing.

5.11         Taxes.     Except as disclosed on Schedule 5.11:

(a)           All material Tax Returns required to be filed on or before the Closing Date by or on behalf of the Company have been or will be filed within the time prescribed by Law (including extensions of time permitted by Law) and to the Company’s Knowledge, all such Tax Returns are true and complete in all material respects.

(b)           The Company has or will have paid, on a timely basis, all Taxes of the Company that are due on or before the Closing Date or has reserved for such Taxes in the Financial Statements.  There does not exist any actual or proposed additional Tax assessment against the Company.

(c)           There are no Liens for Taxes upon any of the properties or assets of the Company (except for Permitted Liens).

(d)           There are no pending Orders, audits, actions, proceedings, investigations, disputes or claims instigated by any Governmental Authority with respect to any Taxes payable by or asserted against the Company.  The Company has not received notice from any taxing authority of its intent to examine or audit any of its Tax Returns.  All deficiencies asserted as a result of any examination of any Tax Return of the Company have been paid in full.

(e)           The Company is not and has not been subject to tax or done business in any country other than the United States.

(f)            No agreements relating to allocation or sharing of, or liability or indemnification for, Taxes exist between the Company and any other Person.  Any internal tax allocation agreement shall terminate at the Closing.

(g)           To the Company’s Knowledge, all Taxes required to be withheld, collected or deposited by the Company (including, but not limited to, amounts required to be withheld, collected or deposited with respect to amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority.  All persons characterized as independent contractors, and not as employees, were properly so characterized for all purposes under all applicable laws (including, without limitation), their characterization as independent contractors for income and employment tax withholdings and payments.

(h)           The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(i)            There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against the Company nor have any such agreements or waivers been requested by any taxing authority.

(j)            The Company has not participated in any reportable transactions within the meaning of Treasury Regulations Section 1.6011-4 and has not been a material advisor to any such transactions as determined under Section 6111 of the Code and the Treasury Regulations thereunder.

(k)           The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

5.12         Fees.       Except for the Brokerage Fee and the Consulting Fee and as otherwise listed on Schedule 5.12, the Company has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Company or Buyer shall have liability following the Closing.

5.13         Absence of Certain Changes or Events.          Except as set forth on Schedule 5.13, since June 30, 2005, there has not been any transaction or occurrence in which the Company has:

(a)           suffered any material adverse change nor has there been any event which has had or may reasonably be expected to have a Material Adverse Effect on the Company;

(b)           declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its outstanding capital stock, or made any redemption, purchase or other acquisition of any of its equity securities;

(c)           cancelled any debts or waived any receivables, claims or rights in excess of $100,000 individually;

(d)           suffered any uninsured casualty loss or damage in excess of $100,000 individually;

(e)           amended any material term of any equity security of the Company;

(f)            made any change in its accounting methods, principles or practices; or

(g)           taken any action which would have been prohibited by Section 8.2 if that Section had been in effect since the Effective Date.

5.14         Compliance with Laws.       The Company holds all material Permits necessary for the lawful conduct of its business and is in compliance in all material respects, with all Laws and Orders applicable to its business and has filed with the proper authorities all statements and reports required by the Laws and Orders to which the Company or any of its properties or operations are subject.  No claim has been made by any Governmental Authority (and, to the Company’s Knowledge, no such claim is anticipated) to the effect that the business conducted by the Company fails to comply, in any respect, with any Law.

5.15         Transactions with Related Parties.    Except for the Stockholders Agreement, the Seller Debt, the Services Agreement and as otherwise set forth on Schedule 5.15:

(a)           Other than the Excluded Items and the Additional Excluded Items, no Related Party of the Company has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealings involving the Company.

(b)           No Related Party of the Company owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct of the business of the Company;

(c)           No Related Party of the Company owes any money to, nor is any such Related Party owed any money by, the Company; and

(d)           The Company has not, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of any Affiliate of the Company.

5.16         Agents.  Except as set forth on Schedule 5.16, the Company has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect (other than such of the Company’s directors, officers and employees to whom the Company has given the authority to act for the Company in the ordinary course of its business) or shall continue after the Closing Date.

5.17         Commission Contracts.       The Company does not employ or have any relationship with any individual, corporation, partnership, or other entity whose compensation from the Company is in whole or in part determined on a commission basis and for which the Company shall have any liability from and after the Closing.

5.18         Books and Records.            The minute books and records of the Company are current as of the date hereof (and shall be current as of the Closing) with respect to all undertakings and authorizations, and contain a true, complete and correct record of all actions taken at all meetings and by all written consents in lieu of meetings of the Company’s board of directors, or any committees thereof, and Sellers of the Company.  To the Company’s Knowledge, the stock ledger and related stock transfer records of the Company contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of the Company.  The accounting, financial reporting, tax and business books and records of the Company accurately and fairly reflect in all material respects the business and condition of the Company and the transactions and the assets and liabilities of the Company with respect thereto.  Without limiting the generality of the foregoing, the Company has not engaged in any transaction with respect to its business or operations, maintained any bank account therefor or used any funds of the Company in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business.

5.19         Information Furnished.       The Company has made available to Buyer and its directors, officers, employees, counsel, representatives, financing sources, customers, creditors, accountants and auditors, true and correct copies of all agreements, documents, and other items listed on the Schedules to this Agreement and all books and records of the Company.

5.20         Directors and Officers.        Schedule 5.20 lists all of the directors and officers of the Company as of the Closing Date.

5.21         Bank Accounts.   Attached hereto as Schedule 5.21 is a list of all banks or other financial institutions with which the Company has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

5.22         Owned Real Property.         Other than the Oil and Gas Properties, the Company does not own any real property.

5.23         Leased Real Property.         Other than the Oil and Gas Properties the Company does not lease any real property.

5.24         Insurance.             Schedule 5.24 contains a true and complete list of all insurance policies, directors and officers liability policies, and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to the Company and its owned or leased properties.  All insurance policies listed on Schedule 5.24 have been made available to Buyer and are subject to the deductibles or retentions referenced on Schedule 5.24.  The Company is not in default with respect to any provision in any current policy maintained for its benefit, and all such insurance is in full force and effect.  The Company has not received, nor is there any Company Knowledge of, any notice of cancellation or nonrenewal of any such insurance policy.  The Company has not failed to give any notice or present any claim for more than $100,000 under any of the policies for the benefit of the Company in due and timely fashion.  The Company has not been refused any insurance with respect to its assets, properties or businesses, nor has any such coverage been materially limited by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the past three (3) years. Other than as described on Schedule 5.24, no further payments of premiums will be due following the Closing Date by the Company with respect to insurance coverages prior to the Closing Date.

5.25         Title to Oil and Gas Properties.          The Company has Defensible Title to all Oil and Gas Properties included in the Ownership Interests.  Each Oil and Gas Property included or reflected in the Ownership Interests entitles the Company to receive not less than the undivided net revenue interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Property, and the portion of the costs and expenses of operation and development of such Oil and Gas Property that is borne or to be borne by the Company is not greater than the undivided working interest set forth in the Ownership Interests.  All proceeds from the sale of the Company’s share of the Hydrocarbons being produced from its Oil and Gas Properties are currently being paid in full to the Company by the operator thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party, except as set forth in Schedule 5.25.

5.26         Environmental Matters.      Except as set forth in Schedule 5.26:

(a)           to the Company’s Knowledge, it has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

(b)           the Company has not been notified by any Governmental Authority or other third party that any of the operations or assets of the Company are the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal

(including storage or disposal at offsite locations) of any Hazardous Material where investigation or inquiry remains unresolved as of the date hereof;

(c)           neither the Company nor, to the Company’s Knowledge, any other Person has filed any notice under any federal, state or local law indicating that (i) the Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of the Company; and

(d)           to the Company’s Knowledge, it does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by the Company, or (ii) the storage or disposal of any Hazardous Material thereon.

5.27         Forward Sales.      The Company is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected on Exhibit A), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefor at or within 60 days after the time of delivery.

5.28         Properties.

(a)           To the Company’s Knowledge, and except as set forth in Schedule 5.28 (a) and except for Hydrocarbon sales contracts with a term not greater than ninety (90) days, no Hydrocarbons produced from the Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of Hydrocarbons, and no Person has any call upon, option to purchase or similar rights with respect to such Oil and Gas Properties or the rights therefrom, except for third party operator rights under operating agreements covering the Oil and Gas Properties.

(b)           With respect to the Oil and Gas Properties, to the Company’s Knowledge the third-party operator of the Oil and Gas Properties has the ability and right to obtain access to, produce, treat, transport, process, or otherwise market Hydrocarbons from the Wells, Units, and Leases without the need for any additional agreements.

(c)           As of the Effective Date, the Company has no gas, pipeline or other production imbalances with any Person related to the Oil and Gas Properties.

5.29         Wells to Be Plugged and Abandoned.             Except as set forth in Schedule 5.29, to the Company’s Knowledge there are no Wells that: (i) the Company is currently obligated by applicable Law, in effect as of the Effective Date, or contract to plug and abandon because they are incapable of producing; (ii) the Company would be obligated by Law or contract to plug and abandon with the lapse of time or upon notice or both because such Wells are not currently capable of producing; or (iii) have been plugged and abandoned in a manner that does not comply with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Properties.

5.30         Intellectual Property.           Except as disclosed on Schedule 5.30, the Company does not own or use any copyrights, patents, trademarks, or trade names in the ownership and operation of the Oil and Gas Properties.  The Company has received no written notice, and has no Knowledge of, any infringements or unauthorized or unlawful use of any intellectual property by the Company or any allegation that the Company’s use of such intellectual property has infringed similar properties of others.

5.31         No Undisclosed Liabilities.                The Company does not have any liabilities that are of a nature required under GAAP to be disclosed, reflected or reserved against on the financial statements of the Company except, (a) liabilities disclosed, reflected or reserved against on the Financial Statements or (b) liabilities set forth on Schedule 5.31 or (c) liabilities that are taken into account in determining the Net Working Capital.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each of the Sellers hereby severally (but only in proportion to their respective Pro Rata Share) and not jointly represents and warrants to Buyer and to each other Seller as follows:

6.1           Organization and Good Standing.     Such Seller (if Seller is not a natural Person) is a limited partnership duly organized and validly existing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and, if such Seller is a natural Person, capacity, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it.  Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

6.2           Authorization of Agreement.             The execution and delivery of this Agreement by such Seller and the performance of the transactions contemplated herein by such Seller (if such Seller is not a natural Person) have been duly authorized by all necessary action, and no other action on the part of such Seller is necessary to authorize this Agreement or consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller and is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

6.3           Conflicts, Consents of Third Parties.                Neither the execution and delivery by such Seller of this Agreement nor consummation or performance by such Seller of the transactions contemplated hereby to be consummated or performed by such Seller will: (a) violate any Law, (b) violate the certificate of limited partnership or agreement of limited partnership of such Seller, (c) violate any Order to which such Seller is a party or by which such Seller is bound or (d) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority, except to comply if necessary with the HSR Act.

6.4           Brokers.                 Such Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Buyer shall have any liability following the Closing.

6.5           Litigation.              As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of such Seller, threatened against or affecting such Seller that is reasonably likely to have a Material Adverse Effect on such Seller or the transactions contemplated in this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against such Seller that is reasonably likely to have a Material Adverse Effect on such Seller.

6.6           Ownership of Stock.            Such Seller is the record and beneficial owner of the number of Shares of the Company’s Common Stock set forth opposite that Seller’s name in Schedule 5.3(a), and those Shares are owned by such Seller free and clear of all Liens, (other than pledges in connection with indebtedness in favor of the Company and pursuant to applicable securities laws), including, without limitation, voting trusts or stockholders agreements.  Such Seller has full authority to transfer pursuant to this Agreement all of the Shares of the Company’s Common Stock owned by such Seller free and clear of all Liens (other than pledges in connection with indebtedness in favor of the Company and pursuant to applicable securities laws), including, without limitation, voting trusts or stockholders agreements.

6.7           Marketable Title.  The delivery by Sellers to Buyer at the Closing of the certificates representing the Shares, duly endorsed in blank or accompanied by stock powers endorsed in blank will vest Buyer on the Closing Date with good and marketable title to all of the Shares, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

7.1           Organization and Good Standing.     Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it.

7.2           Authorization of Agreement.             The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated herein by the Buyer have been duly authorized by all necessary action by the Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

7.3           Conflicts, Consents of Third Parties.                Neither the execution and delivery by Buyer of this Agreement nor consummation or performance by Buyer of the transactions contemplated hereby to be consummated or performed by Buyer will: (a) violate any Law, (b) violate the certificate of incorporation or bylaws of Buyer, (c) violate any Order to which Buyer is a party or by which Buyer is bound, or (d) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority, except to comply if necessary with the HSR Act.

7.4           No Default.            Except as would not reasonably be expected to have a Material Adverse Effect on Buyer, Buyer is not in default or violation of any term, condition or provision of (a) the certificate of incorporation or bylaws of Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Buyer is now a party or by which Buyer or any of their properties or assets is bound, or (c) any Order applicable to Buyer.

7.5           Litigation.              As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Buyer, threatened against or affecting Buyer that is reasonably likely to have a Material Adverse Effect on Buyer, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer that is reasonably likely to have a Material Adverse Effect on Buyer.

7.6           Investment Intent.               Buyer is acquiring the Shares for its own account and not with a view towards distribution within the meaning of Section 2(11) of the Securities Act.

7.7           Disclosure of Information.  Buyer represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition.

7.8           Funding.                                Buyer will have adequate funds available to it as are necessary to pay the Closing Payment in full at the Closing.

7.9           Brokers.                 Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Sellers shall have any liability following the Closing.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1           Further Actions.   At any time from and after the Closing, at the request of a party and without further consideration, each other party shall promptly execute and deliver such further agreements, certificates, instruments and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

8.2           Conduct of Business Pending Closing.           Prior to the Closing Date, the Company will (except as consented to in writing by Buyer or otherwise permitted under this Agreement):

(a)           carry on its business only in the ordinary course of business and in a manner consistent with past practice;

(b)           maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c)           not acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than for which the aggregate acquisition purchase price incurred by the Company does not exceed $50,000.00;

(d)           not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of its assets, other than the Excluded Items and the Additional Excluded Items or assets as to which the aggregate sales price paid to the Company does not exceed $50,000 or in the case of sales of production in the ordinary course consistent with past practice;

(e)           (i) except as set forth on Schedule 8.2, not increase or agree to increase the compensation payable or to become payable to any of its officers, directors or employees; (ii) not grant any severance or termination pay to, or enter into any employment or severance agreement with any executive officer, director, or employee; (iii) not enter into any collective bargaining agreement; or (iv) not establish, adopt, enter into or amend any Employee Benefit Plan;

(f)            keep in full force and effect present insurance policies or other comparable insurance coverage;

(g)           use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

(h)           except for the transfer of the Excluded Items and Additional Excluded Items by the Company to Cinco Natural Resources Corporation, Cinco Resources, Inc., the Sellers or their nominee, and entering into the Option Cancellation Agreements with the holders of Employee Options as contemplated by this Agreement, not declare, set aside or pay any dividend or other distribution (whether in stock or property) with respect to any of its outstanding capital stock, or make any redemption, purchase or other acquisition of any of its equity securities; and

(i)            not propose or commit to participate in any operation on the Oil and Gas Properties estimated to exceed $100,000.00 without first consulting with Buyer in good faith and after first furnishing Buyer with technical, economical and other factual support for the Company’s recommendation and attempting to reach an agreement as to the election to be made which is in the best interest of Buyer, the Company and Sellers.  The Company shall not act unreasonably in refusing to accept Buyer’s recommendation; however, in the event that Buyer desires to non-consent a proposed operation in which the Company or Sellers desire to participate, Sellers may participate in such operation at their sole risk and cost, and if the operation results in production, Buyer shall release from this Agreement and permit the Company to assign to Sellers or their nominee the wellbore of the affected well and all production therefrom for so long as the non-consent penalty is in effect and thereafter such wellbore will belong to the Company.  Buyer recognizes that time is of the essence in making its recommendation.

8.3           Title Defects.

(a)           Buyer must deliver to the Company in writing on or before the earlier of (a) fifteen (15) business days before the Closing or (b) five (5) business days before the Pearl/Cibola Closing (the “Notification Deadline”) a written notice specifying each defect associated with the Ownership Interests in the Oil and Gas Properties that it asserts constitutes an objection to real property title, excluding Permitted Liens, that renders the Company’s title less than Defensible Title or a violation of the representations set forth in Section 5.25 (a “Title Defect”), a description of each such Title Defect and Buyer’s proposed Title Defect Value for such Title Defect.  No fact, circumstance or condition of the title to an Oil and Gas Property shall be considered to effect a reduction in the value thereof, unless due consideration has been given by Buyer to whether any such fact, circumstance or condition is of the type that can generally be expected to be encountered in the area involved and is usually and customarily acceptable to reasonable and prudent operators, interest owners and purchasers engaged in the business of the ownership, development and operation of oil and gas properties. If such notice is not timely submitted, Buyer will be deemed to have waived any basis for an adjustment based on a violation of the representations set forth in Section 5.25, as well as waived its basis for any claim or other assertion of rights or damages based on a breach of such representations.  Notwithstanding anything to the contrary in this Agreement, Buyer may not assert any additional Title Defects following the Pearl/Cibola Closing.

(b)           Buyer may request an adjustment to the Base Purchase Price at any time on or before the Notification Deadline, if the adjustment is based on a Title Defect.  Sellers’ Representative may request an upward adjustment to the Base Purchase Price at any time before the Notification Deadline, if the Company’s net revenue interest for the Ownership Interest is greater than that shown on Exhibit “A.”  A notice requesting an adjustment must be made in accordance with Section 8.3(a).  If either Buyer or Sellers’ Representative gives notice under the previous section, the parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment, using the following criteria:

(i)        If the claim is based on the Company owning a different net revenue interest (with a proportionate corresponding change in the cost bearing working interest) than that shown on Exhibit “A”, then the adjustment will be the absolute value of the number determined by the following formula:

Adjustment = A x (1-[B/C])

A  =    Allocated Value for the affected Ownership Interest

B  =    Correct net revenue interest for the affected Ownership Interest

C  =    Net revenue interest for the affected Ownership Interest as shown on Exhibit “A”

(ii)       If the claim is based on an obligation or burden that is liquidated, the adjustment will be the sum necessary to remove the obligation or burden from the affected Ownership Interest.

(iii)      If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, including, without limitation, in the event the Company’s cost bearing working interest is greater than that reflected on Exhibit “A”, without a proportionate corresponding increase in the Company’s net revenue interest, or if the Company’s net revenue interest is less than that reflected in Exhibit “A”, without a proportionate corresponding decrease in the Company’s cost bearing working interest, the adjustment will be the sum necessary to compensate Buyer for the adverse economic effect on the affected Oil and Gas Property.

(c)           If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if Buyer, Sellers and the Company cannot otherwise agree on the amount of an adjustment or the parties are unable to agree upon whether a Title Defect exists, then unless Buyer elects to waive the applicable Title Defect(s) and accept title as is to the affected Oil and Gas Property within one business day following receipt of notice by Sellers’ Representative of its election under subsection (i) or (ii) below, Sellers’ Representative may, at its sole option and upon written notice to Buyer, either:

(i)        remove the affected Oil and Gas Property from this Agreement (including any required reassignment) and adjust the Base Purchase Price by the Allocated Value for that Oil and Gas Property; or

(ii)       elect to resolve the dispute under the following arbitration provisions:

(d)           Sellers and Buyer shall attempt to agree on all Title Defect Amounts no later than five (5) Business Days prior to the Closing Date.  If Sellers and Buyer are unable to agree by that date, the Title Defect Value in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 8.3(d).  During the 10-day period following the Closing Date, Title Defect adjustments in dispute shall be submitted to an attorney licensed in the State of Texas and with at least 10 years’ recent experience in oil and gas titles as selected by (i) mutual agreement of Buyer and Sellers or (ii) absent such agreement during the 10-day period, by the Senior Chaired Professor of Oil and Gas Law at the University of Texas School of Law or the next most Senior Chaired Professor of Oil and Gas Law at the University of Texas School of Law in the event that the most Senior Chaired Professor is unable or unwilling to so serve (the “Title Arbitrator”).  The Title Arbitrator shall not have had an affiliation with any party or their Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim.  The arbitration proceeding shall be held in Dallas, Dallas County, Texas, and shall be conducted in accordance with the arbitration procedures set forth in Title 7, Chapter 171 of the Texas Civil Practice and Remedies Code, to the extent such rules do not conflict with the terms of this Section.  The Title Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 8.3(b) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator including, without limitation, title attorneys from other states and petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Value and may not award damages, interest or penalties to either party with respect to any matter.  Sellers and Buyer shall each bear its own legal fees and other costs of presenting its case.  Each Party shall bear one-half of the costs and expenses of the Title Arbitrator.

(e)           In an event the Title Defect dispute is submitted to arbitration, there shall be no immediate adjustment to the Base Purchase Price for such defect, but the amount of any adjustment due by Sellers to Buyer as ultimately determined shall be paid as a part of the Post Closing Adjustment.

(f)            Title Defects with an agreed individual value of less than $50,000 shall be considered “Minimal Title Defects” and shall not form the basis for an adjustment to the Base Purchase Price

(g)           Sellers’ Representative may, at its sole option, notify Buyer on or before the Closing that it elects to cure some or all of the Title Defects.  No price adjustment will be made for Title Defects that the Sellers’ Representative elects to cure unless such defect remains uncured to Buyer’s satisfaction (exercised in good faith) as of the date of the Post Closing Adjustment.

(h)           Notwithstanding  anything to the contrary in this Section 8.3, the adjustments attributable to the effects of all Title Defects upon any Oil and Gas Property shall not exceed the Allocated Value of such particular Oil and Gas Property.

8.4           Environmental Defects.

(a)           Buyer shall have the right to conduct an environmental assessment of the Oil and Gas Properties during the period beginning on the date of this Agreement and ending at the close of business on the Notification Deadline.  The confidentiality obligations of the Confidentiality Agreement shall be applicable to all information acquired by Buyer in the course of its environmental assessment.  During normal business hours and after providing the Company and Sellers’ Representative and the operator of the Oil and Gas Properties reasonable prior notice of any such activities, the Company and Sellers’ Representative shall use all commercially reasonable efforts to cause the operator to permit Buyer and its representatives to enter upon the Oil and Gas Properties and all improvements thereon, inspect the same,  review files and generally conduct such tests, examinations, and investigations as are consistent with the American Society for Testing and Materials standard Phase I environmental audit.  Sellers’ Representative will have the right to (i) witness such investigation and (ii) promptly receive a copy of all results, analyses and reviews.

(b)           Buyer will notify Seller on or before the Notification Deadline of (i) the existence of any environmental condition on the Oil and Gas Properties that Buyer reasonably believes constitutes a breach of the Company’s representations and warranties set forth in Section 5.26 (“Environmental Defect”), and (ii) the estimated cost to remediate or cure such condition on each individual Oil and Gas Property, determined utilizing the most cost effective and appropriate method of cure or remediation available under the circumstances.  Notwithstanding anything to the contrary in this Agreement, Buyer may not assert any additional Environmental Defects following the Pearl/Cibola Closing.  With respect to any Environmental Defect:

(i)        Sellers’ Representative shall have the right, but not the obligation, to undertake such remedial action as may be required by applicable Environmental Law as currently applied to cure such Environmental Defect by sending written notice of its binding commitment to effectuate such cure and the details and timing of such curative action, and if such commitment is reasonably satisfactory to Buyer, the Base Purchase Price would not be reduced on account of such Environmental Defect.

(ii)       Buyer and Sellers’ Representative may also, upon their mutual agreement, set the costs to cure the Environmental Defect and the Base Purchase Price shall be reduced by such agreed costs.  In such case, the Buyer shall continue to own such Oil and Gas Property and be responsible for any cure; and

(iii)      If Buyer and Sellers’ Representative cannot reach mutual agreement as contemplated in Section 8.4(b)(i) or (ii) above or on whether an Environmental Defect exists within fifteen (15) days following the notice of an Environmental Defect as to any Oil and Gas Property, then unless Buyer elects to waive the applicable Environmental Defect(s) and accept the condition of the affected Oil and Gas Property as is within one business day following notice by Sellers’ Representative of its election under subsection (1) or (2) below, Sellers’ Representative may, at its sole option, and upon written notice to Buyer:

(1)           remove the affected Oil and Gas Property from this Agreement (including any required reassignment) and adjust the Base Purchase Price by the Allocated Value for that Oil and Gas Property; or
(2)           elect to resolve the dispute under the arbitration provisions in this Agreement.

(c)           In the event the Environmental Defect dispute is submitted to arbitration, there shall be no immediate adjustment to the Base Purchase Price for such defect, but the amount of any adjustment due by Sellers to Buyer as ultimately determined shall be paid as part of the Post Closing Adjustment.

(d)           Environmental Defects with an agreed individual value of less than $50,000 shall be considered “Minimal Environmental Defects” and shall not form the basis for an adjustment to the Base Purchase Price.

(e)           Notwithstanding  anything to the contrary in this Section 8.4, the adjustments attributable to the effects of all Environmental Defects upon any Oil and Gas Property shall not exceed the Allocated Value of such particular Oil and Gas Property.

(f)            BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE COMPANY, SELLERS, THEIR AFFILIATES, OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING LITIGATION COSTS AND REASONABLE ATTORNEYS’ FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURIES, DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE OIL AND GAS PROPERTIES PRIOR TO THE CLOSING BY BUYER, ITS AFFILIATES, OR ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BUT EXCLUDING CLAIMS RESULTING, IN WHOLE OR IN PART, FROM SELLERS’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

8.5           Gas Imbalances.   On or before the Closing Date, Sellers’ Representative and Buyer shall, based upon data available at that time, determine (a) the total amount of overproduction of gas attributable to and accounted for under the name of the Company and related to the Oil and Gas Properties (e.g., volumes of gas taken from the Leases, or on lands unitized therewith, by the Company in excess of those volumes which the Company would be entitled to receive) and (b) the total amount of underproduction of gas attributable to and accounted for under the name of the Company and related to the Oil and Gas Properties (e.g., volumes of gas not taken from the Leases, or on lands unitized therewith, despite the Company’s Ownership Interest in and right to receive such volumes).  If the total amount of overproduction (as so determined) exceeds the total amount of underproduction (as so determined) the Base Purchase Price shall be adjusted downward in an amount equal to the price per Mcf received by the Company for gas sales during the month of August, 2005 times such excess (in Mcf). If the total amount of underproduction (as so determined) exceeds the total amount of overproduction (as so determined) the Base Purchase Price shall be adjusted upward in an amount equal to the average price per Mcf received by the Company for gas deliveries during the month of August, 2005 times such excess (in Mcf).  On the Closing Date and as of the Effective Date, Buyer shall assume any liability for gas production imbalances (whether over or under) attributable to the Oil and Gas Properties.  Notwithstanding the foregoing, only imbalances subject to legally enforceable rights of recovery will be subject to the determination hereunder.

8.6           Access to Information.       Upon reasonable notice, the Company shall afford to Buyer’s officers, employees, accountants, counsel and other representatives access, from time to time, from the date hereof until the Closing Date, to all its properties, books, contracts, commitments, files and records, as well as to its officers and employees and, during such period, the Company shall furnish to Buyer (a) a copy of each report, schedule and other document, (b) all other information concerning its business, properties and personnel as such other party may reasonably request and (c) access to the Oil and Gas Properties. Sellers shall cooperate with Buyer to obtain information necessary for Buyer to comply with any securities or other regulatory filings required to be made by Buyer, including using its best efforts to secure the cooperation of Ernst & Young for purposes of Buyer’s preparation of pro forma financial statements.  Buyer agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 8.6 for any purpose unrelated to the transactions contemplated by this Agreement.  The Confidentiality Agreement shall apply with respect to the information furnished thereunder and hereunder and any other activities contemplated thereby.  Upon Closing occurring, the Confidentiality Agreement will be deemed to be terminated and the preceding two sentences shall no longer apply as if such sentences had never been part of this Agreement; provided, however, that Buyer will continue to be bound by the confidentiality provisions as contemplated by that certain waiver received from Westport Oil and Gas Company, L.P. dated July 19, 2005.

8.7           Regulatory Approvals.       Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Company, the Sellers or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement, provided however, that Buyer shall not be required to agree to any divestiture of any properties, assets or businesses by Buyer or any of its Affiliates of any business, assets or property of Buyer or any of its Affiliates, or the imposition of any limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties.

8.8           Agreement to Defend.         In the event any claim, action, suit, investigation or other proceeding by any governmental body or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereby agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

8.9           Certain Consents by Sellers.              Each Seller hereby consents to the sale to Buyer of the Shares owned by each other Seller on the terms and conditions set forth in this Agreement for all purposes, including, but not limited to, pursuant to the Stockholders Agreement.

8.10         Other Actions.      Except as contemplated by this Agreement, neither the Company, the Sellers nor Buyer shall, nor permit any of its Affiliates to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the transactions contemplated hereby set forth in Article VIII not being satisfied.  Each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

8.11         LIMITATION AND DISCLAIMER OF IMPLIED REPRESENTATIONS AND WARRANTIES OF THE COMPANY.     THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.  AT OR PRIOR TO CLOSING, BUYER SHALL HAVE CONDUCTED SUCH INSPECTIONS OF THE COMPANY AND ITS ASSETS AS BUYER DEEMS NECESSARY AND SHALL HAVE SATISFIED ITSELF AS TO THE CONDITION OF THE COMPANY AND ITS ASSETS.  EXCEPT AS OTHERWISE PROVIDED IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES BY THE COMPANY OR BY THE COMPANY’S AGENTS OR REPRESENTATIVES; EXCEPT AS OTHERWISE PROVIDED HEREIN, ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY THE COMPANY OR BY THE COMPANY’S AGENTS OR REPRESENTATIVES OR OTHERWISE MADE AVAILABLE TO BUYER OR BUYER’S REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST THE COMPANY, ANY SELLER OR THE AGENTS OR REPRESENTATIVES OF THE COMPANY OR ANY SELLER; AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

8.12         Change of Company Name.                Each of Buyer and the Company undertakes and agrees that promptly after the Closing, it will take all actions necessary to change the name of the Company to delete the use of the name “Cinco Energy Corporation”, any derivative thereof and/or any logos or trademarks related thereto, and Buyer shall transfer the rights to such names, logos and trademarks to Cinco Natural Resources Corporation or Cinco Resources, Inc. by December 31, 2005.

8.13         Relationship Among Sellers.              Each Seller hereby appoints Cinco Natural Resources Corporation as the sole representative (the “Sellers’ Representative”) of such Seller to act as the agent and on behalf of such Seller for all purposes under this Agreement, including for the purposes of:  (i) determining any adjustments to the Purchase Price in accordance with

Section 3.4; (ii) instructing Buyer with respect to the distribution of Additional Excluded Items in accordance with Section 3.5(b) and, if applicable, conducting any audits pursuant to Section 3.5(b); (iii) determining whether the conditions to closing in Article IX have been satisfied and supervising the Closing, including waiving any such condition if Sellers’ Representative, in its sole discretion, determines that such waiver is appropriate; (iv) taking any action that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the termination of this Agreement in accordance with Article XI; (v) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the amendment of this Agreement or waivers of any term of this Agreement in accordance with Sections 14.2 and 14.3; (vi) accepting notices on behalf of such Seller in accordance with Section 14.4; (vii) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company or such Seller in connection with the transactions contemplated by this Agreement; (viii) granting any consent or approval on behalf of such Seller under this Agreement; and (ix) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by Sellers’ Representative on behalf of any Seller.  As the representative of Sellers, Sellers’ Representative shall act as the agent for all such persons, shall have authority to bind each such person in accordance with this Agreement, and Buyer may rely on such appointment and authority until the receipt of notice from Sellers owning at least a majority of the Shares of the appointment of a successor upon 30 days’ prior written notice to Buyer.  Neither Seller’s Representative nor any Seller shall have any liability to Buyer for any default under this Agreement by any other Seller.  Each Seller shall, however, be responsible to each other Seller for any default under this Agreement.

8.14         Continuation of the Company’s Existing Indemnification Obligations.      From and after the Closing, the Company or its successor shall indemnify and hold harmless each Person who has been at any time prior to the Closing, an officer, director or shareholder of the Company (collectively, the “Existing Indemnified Parties”) but only to the extent that such Indemnified Party was entitled to indemnification from the Company immediately prior to the date hereof under applicable law, the articles of incorporation and bylaws of the Company or under contracts between such Indemnified Party and the Company, regardless of whether such contracts are terminated on or after the Closing.  The procedures associated with such indemnification shall be the same as those associated with the Existing Indemnified Parties’ indemnification from the Company immediately prior to the date hereof.  The provisions of this Section 8.14 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party and their respective heirs and representatives and shall be binding on all successors and assigns of the Company.

8.15         Stockholders Agreement.   Sellers hereby waive any transfer restrictions on the Shares pursuant to the Stockholders Agreement with respect to the transactions contemplated by this Agreement and hereby agree that the Stockholders Agreement shall be terminated as of (but only in the event of) the Closing.

8.16         Participation in Leases.       The Company shall, unless otherwise instructed by Buyer, elect to acquire its proportionate interest in all new oil and gas leases that cover the lands described under Section 5 “all remaining lands” set forth in Exhibit “A” hereto which may be offered to Company and the Company agrees to give the Buyer notice of any such offer within five business days of the Company’s receipt of such offer.

ARTICLE IX

CONDITIONS TO CLOSING

9.1           Buyer’s Conditions.            Unless otherwise waived in writing prior to the Closing, the obligation of Buyer to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions:

(a)           No Legal Proceeding.  At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting consummation of the transactions contemplated hereby.

(b)           Bank Accounts.  Sellers shall have caused the Company to change the names of the accounts and the names of the respective officers, employees, agents or other similar representatives of the Company, as designated by Buyer at or prior to the Closing, who thereafter shall be authorized to transact business with respect to the accounts, safe deposit boxes, lock boxes or other relationships with the banks, trust companies, securities brokers and other financial institutions set forth in Schedule 5.21.

(c)           Fulfillment of Obligations.  Sellers and the Company shall have duly performed or complied with all of the obligations and covenants to be performed or to which compliance by them is required under the terms of this Agreement at or prior to the Closing Date.

(d)           Accuracy of Representations and Warranties.  The representations and warranties of the Company and Sellers set forth herein shall be true and correct in all respects as of the date of this Agreement and true and correct in all material respects (each considered without regard to materiality qualifiers such as “material”, “in all material respects” and “material adverse effect” set forth therein) as of the Closing Date as though made on and as of the Closing Date; provided, however, that if the Pearl/Cibola Closing occurs prior to the Closing Date, the representations and warranties referred to in this Section 9.1(d) shall thereafter not refer to the representations and warranties contained in Sections 5.25, 5.26 and 5.29 of this Agreement unless prior to the time of the Pearl/Cibola Closing, the Buyer has notified the Sellers’ Representative of a breach of such representation and warranty of the Company contained in this Agreement in which case this Section 9.1(d) shall continue to refer to such representation and warranty, and further provided that following the Pearl/Cibola Closing, Buyer may not make any additional claims for a breach of a representation of warranty that (i) results from a Title Defect, Environmental Defect, or a Well that is to be plugged and abandoned or has been plugged and abandoned in a manner that does not comply with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Properties, (ii) was caused by any action or inaction of Buyer with respect to the properties acquired under the Pearl/Cibola Agreement, or (iii) was caused by any action or inaction of the Company if taken in accordance with Buyer’s instructions pursuant to Section 8.2 of this Agreement.

(e)           Closing Deliveries.  Sellers or the Company as is appropriate shall have delivered at or before Closing all of the items listed in Section 10.1.

(f)            Limitation on Title and Environmental Defects.  The aggregate of all Title Defects and Environmental Defects asserted by Buyer and not waived shall not exceed Three Million Dollars ($3,000,000.00).

(g)           Spousal Joinders.  Sellers have delivered to Buyer the joinders of the spouses of each Seller that is an individual person in the form attached hereto as Exhibit C within five business days following the date of this Agreement.

9.2           Sellers’ Conditions.             Unless otherwise waived in writing prior to Closing, the obligation of Sellers to complete the Closing is subject to fulfillment prior to or at Closing of each of the following conditions.

(a)           Legal Proceeding.  At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting consummation of the transactions contemplated hereby.

(b)           Accuracy of Representations and Warranties.  The representations and warranties of Buyer set forth herein shall be true and correct in all respects as of the date of this Agreement and true and correct in all material respects (each considered without regard to materiality qualifiers such as “material”, “in all material respects” and “material adverse effect” set forth therein) as of the Closing Date as though made on and as of the Closing Date.

(c)           Limitation on Title and Environmental Defects.  The aggregate of all Title Defects and Environmental Defects asserted by Buyer and not waived shall not exceed Three Million Dollars ($3,000,000.00).

(d)           Closing Deliveries.  Buyer shall have delivered at or before Closing all of the items listed in Section 10.2.

9.3           Closing Payment and Post-Closing Purchase Price Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Sellers Representative shall prepare and deliver to Buyer, using and based upon the best information reasonably available to Sellers Representative, a preliminary settlement statement estimating the amount due by Buyer at Closing after giving effect to all Purchase Price adjustments set forth in Article III.  Buyer shall have two (2) business days to review the preliminary settlement statement.  On the business day following expiration of the two (2) business-day review period, Buyer shall submit a written report containing any changes Buyer proposes to be made to the preliminary settlement statement. The parties shall attempt to agree on the final preliminary settlement statement no later than one (1) business day prior to the Closing.  If the parties are unable to agree by that date, subject to any adjustment under Section 9.3(b) the estimate delivered by Sellers Representative in accordance with this Section 9.3 shall constitute the dollar amount to be paid by Buyer to Sellers at the Closing (the “Closing Payment”).

(b)           As soon as reasonably practicable after the Closing but not later than the 90th day following the Closing Date, Sellers Representative shall prepare and deliver to Buyer a statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Date.  Sellers Representative shall supply reasonable documentation available to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the 30th day following receipt of Sellers Representative’s statement hereunder, Buyer shall deliver to Sellers Representative a written report containing any changes that Buyer proposes be made to such statement.  The Parties shall undertake to agree on the final statement of the Purchase Price no later than 150 days after the Closing Date (the “Final Settlement Date”).  If Sellers Representative and Buyer have not so agreed on or before the Final Settlement Date, the matters that remain in dispute shall be submitted to an arbitrator (the “Accountant”) for review and resolution.  The Accountant shall be Grant Thornton LLP or another nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Sellers Representative in writing.  The Accountant shall render a decision resolving the matters in dispute, in a manner consistent with the provisions of Section 3.4 and the other provisions of this Agreement, within 30 days following their submission to the Accountant.  The determination of the Accountant shall be final and binding on the parties.  The cost of any arbitration (including the fees and expenses of the Accountant) pursuant to this Section 9.3 shall be borne one-half by Buyer and one-half by Sellers.  If the Purchase Price as adjusted in the final settlement statement exceeds the Closing Payment (i.e., the “Post Closing Adjustment”), Buyer shall pay to Sellers and the Employee Option holders the difference within 10 days after the Final Settlement Date.  If the Closing Payment exceeds the Purchase Price as adjusted in the final settlement statement, Sellers will pay to Buyer the Post Closing Adjustment within 10 days after the Final Settlement Date.

ARTICLE X

DELIVERIES AT CLOSING

10.1         Deliveries by Seller to Buyer.             At the Closing, Sellers or the Company as is appropriate shall deliver, or shall cause to be delivered, to Buyer the following:

(a)           the certificates evidencing the Shares, and such instruments or documents evidencing the sale, assignment, transfer and conveyance by the Sellers to Buyer of the Shares in accordance with the terms hereof;

(b)           a certificate of the Company, dated as of the Closing Date, setting forth resolutions of the board of directors of the Company authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(c)           a certificate of the Company attesting as to the incumbency and signature of each officer of the Company, as applicable, who shall execute this Agreement and any other agreement in connection therewith on behalf of the Company, and certifying as being complete and correct the copies attached to such certificate of the articles of incorporation and bylaws of the Company, each as in effect on such date;

(d)           a certificate of existence of the Company from the Secretary of State of the State of Delaware and a certificate of the good standing of the Company from State of Delaware, and a certificate of qualification of the Company as a foreign entity authorized to do business in each state in which they are so qualified, in each case dated as of a date not earlier than 2 business days prior to the Closing Date;

(e)           the originals of all minute books, stock transfer records, electronic data and corporate and all other records of the Company, including but not limited to, all land, geological, engineering and geophysical work files relating to the Company’s Oil and Gas Properties;

(f)            the resignation of each of the present directors and officers of the Company;

(g)           all consents or waivers referenced on Schedule 5.5;

(h)           the termination of the Services Agreement, except for the continuing indemnification obligation thereunder in favor of the Company;

(i)            the Option Cancellation Agreements; and

(j)            a substitute Form W-9 or other certification from each of Sellers that such Seller is not subject to back-up withholding.

10.2         Deliveries by Buyer to Seller.             At the Closing, in addition to making the payments described in Article III, Buyer shall deliver to each Seller the following:

(a)           a certificate of a duly authorized representative of Buyer, dated the Closing Date, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such authorizations are in full force and effect and have not been rescinded or amended as of the Closing Date; and

(b)           a certificate of a duly authorized representative of Buyer attesting as to the incumbency and signature of each person who shall execute this Agreement or any other material document related to this transaction.

ARTICLE XI

TERMINATION

11.1         Termination.          This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of the Sellers’ Representative and Buyer;

(b)           by either of the Sellers’ Representative or Buyer if any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Injunction or other action shall have become final and nonappealable;

(c)           by either of the Sellers’ Representative or Buyer if the other shall have failed or refused to close the transaction hereby on or before November 30, 2005 or such later date as mutually agreed; provided that, the party seeking to terminate this Agreement under this clause (c) is not then in material breach of this Agreement and provided further that the right to terminate this Agreement under this clause (c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(d)           by Sellers’ Representative or Buyer if the total amount of uncured and unwaived Title Defects and/or Environmental Defects exceeds Three Million Dollars ($3,000,000.00).

(e)           by (i) Sellers’ Representative upon the return of the Deposit to Buyer and the payment to the Buyer of the Break-Up Fee and (ii) by Buyer upon either the payment of the Break-Up Fee to Seller or upon written notice to the Sellers’ Representative of their election to allow Sellers to retain the Deposit in lieu of payment of the Break-Up Fee by Buyer in accordance with Article IV.

11.2         Effect of Termination.          In the event of termination of this Agreement by any party hereto as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) under the Confidentiality Agreement, (ii) with respect to this Section 11.2, the third and fourth sentences of Section 8.6, and Section 14.10, and (iii) to the extent that such termination (other than a termination pursuant to Section 11.1(e)) results from the willful breach by a party hereto of any of its representations and warranties or of any of its covenants or agreements contained in this Agreement.  The provisions of Article IV and Sections 8.4(f), 14.9 and 14.11 shall survive the termination of this Agreement.  For the avoidance of doubt, upon the termination of this Agreement pursuant to Section 11.1(e) and the payment of the Break-Up Fee, neither party shall have any liability or obligation with respect to the other party pursuant to this Agreement.  For further avoidance of doubt, neither Sellers nor Buyer shall be obligated for payment of a Break-Up Fee except upon their voluntary election to terminate this Agreement under Section 11.1(e).

ARTICLE XII

INDEMNIFICATION

12.1         Seller Indemnification.         Subject to the limitations set forth in Section 12.4 hereof, the Sellers, severally (but only in proportion to their respective Pro Rata Share) and not jointly, hereby agree to indemnify and hold Buyer and each of their Affiliates, and the officers, directors, employees and agents thereof, harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, guarantees, damages, losses, deficiencies, costs, penalties, interest and expenses, including without limitation, cost of investigation and defense, and reasonable attorneys’ fees and expenses, net of any collected insurance proceeds (collectively, “Losses”), arising out of, based upon, attributable to or resulting from (i) any breach of any representation, warranty, agreement or covenant solely on the part of the such Seller contained in or pursuant to this Agreement, (ii) any breach of any covenant of the Company contained in this Agreement, (iii) the Excluded Items or the Additional Excluded Items, and (iv) any breach of the representation and warranty of the Company contained in Section 5.3.

12.2         Buyer Indemnification.        Buyer hereby agrees to indemnify and hold Sellers harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from any breach of any representation, warranty, agreement or covenant on the part of Buyer contained in or made pursuant to this Agreement or any of the transactions contemplated herein.

12.3         Indemnification Procedures.

(a)           If any third party asserts any claim against a party to this Agreement which, if successful, would entitle the party to indemnification under this Article XII (the “Indemnified Party”), it shall give notice of such claim to the party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense and, subject to Section 12.3(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld).  The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure.  The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim.  If the Indemnifying Party fails or does not assume the defense of any such claim within 15 days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 12.3(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

(b)           If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this Article XII, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.  Notwithstanding anything in this Agreement to the contrary, the Litigation shall not be settled or compromised on any terms and conditions without the prior written consent of Seller’s Representative.

12.4         Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)           Except with respect to breaches of the representations and warranties contained in Sections 5.3, 6.4, 6.6 and 6.7 and breaches of any covenant of Sellers or the Company contained in this Agreement, Sellers shall not have any obligation to provide indemnification for Losses with respect to any specific occurrence, event or circumstance giving rise to a right to be indemnified pursuant to Section 12.1 unless the amount of the claim giving rise to the right to be indemnified with respect to such specific occurrence, event or circumstance exceeds, or the Indemnified Party in good faith reasonably believes it exceeds, $150,000 (the “Basket Amount”).  The maximum aggregate amount for which Sellers may be liable under this Article XII shall be limited to Three Million Dollars ($3,000,000.00) except with respect to breaches of the representations and warranties contained in Sections 5.3, 6.4, 6.6 and 6.7 and breaches of any covenant of Sellers or the Company contained in this Agreement for which the maximum aggregate amount for which Sellers may be liable under this Article XII shall be limited to the Purchase Price.

(b)           Buyer shall not have any obligation to provide indemnification for Losses with respect to any specific occurrence, event or circumstance giving rise to a right to be indemnified pursuant to Section 12.2 unless the amount of the claim giving right to the right to be indemnified with respect to such specific occurrence, event or circumstance exceeds, or the Indemnified Party in good faith reasonably believes it exceeds, the Basket Amount in which case Buyer shall be only liable to Sellers for the amount of such Losses that exceed the Basket Amount.  The maximum aggregate amount for which Buyer may be liable under this Article XII shall be limited to Three Million Dollars ($3,000,000.00) except with respect to breaches of the representations and warranties contained in Section 7.9 or breaches of any covenant or agreement of Buyer contained in this Agreement for which the maximum aggregate amount for which Buyer may be liable under this Article XII shall be limited to the Purchase Price.

(c)           Except for the representations and warranties of (i) the Company contained in Section 5.3, (ii) Sellers contained in Article VI, and (iii) Buyer contained in Article VII, which representations and warranties shall survive the Closing, the respective representations of the Company, Sellers and Buyer contained in this Agreement shall not survive the Closing, and thereafter none of the Company, any Seller, Buyer, or any officer, director, employee, Affiliate or Related Party of the Company, any Seller or Buyer shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to such representation or warranty.  This Section 12.4(c) shall have no effect upon any other obligations of the parties hereto under this Agreement, whether to be performed before, at or after the Closing, which shall survive until fulfilled or the expiration of the time thereof in accordance with their terms.

(d)           Any payments made to Sellers, the Company or the Buyer pursuant to this Article XII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Buyer and Sellers on their Tax Returns.

(e)           An Indemnifying Party shall not be liable under this Article XII for Losses resulting from any event relating to a breach of a representation or warranty if the Indemnifying Party can establish that the Indemnified Party had actual Knowledge on or before the Closing Date of such event or if such event resulted from the gross negligence or willful misconduct of the Indemnified Party.

(f)            Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall have any obligation to indemnify the other for any claim of Loss that is not asserted in writing to the Indemnifying Party on or before two (2) years following the Closing Date with the exception of the representations and warranties contained in Sections 5.3, 6.2, 6.6 and 6.7 which shall survive indefinitely.

ARTICLE XIII

TAXES

13.1         Tax Returns and Payments.                Buyer shall control the preparation of all Tax Returns of the Company from and after the Closing Date, provided, however, that Sellers shall have the right to review and comment on any Tax Return covering a period (or portion thereof) ending on or before December 31, 2005 (“Pre-Closing Returns”) and Buyer shall consider all such comments in good faith.  Buyer shall prepare such Pre-Closing Returns in a manner consistent with past practice.  Buyer shall not amend any Pre-Closing Returns without the written consent of the Sellers, which consent shall not be unreasonably withheld.

13.2         Cooperation.         Each party shall provide the other party with such cooperation and information as it reasonably may request with respect to the Company in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Each party shall bear its own expenses in complying with the foregoing provisions.

13.3         Sales and Use Taxes; Property Taxes.              Sellers shall be responsible for the payment of any sales or use, transfer or other Taxes due as a result of the transactions contemplated in this Agreement.  The parties will cooperate in obtaining any exemptions from any sales or use or other transfer Taxes that may be due as a result of the transactions contemplated in this Agreement.

ARTICLE XIV

GENERAL

14.1         Arbitration.

(a)           Except for (a) the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, (b) disputes concerning Title Defect Values, for which the procedures set forth in Section 8.3 shall control, and (c) a dispute concerning the Post Closing Adjustment, for which the procedures set forth in Section 9.3(b) shall control, any controversy or failure to agree arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by Buyer to the Company and Sellers’ Representative, or vice versa, which notice shall name a qualified, impartial, and independent arbitrator.  Within ten (10) days after the receipt of such notice, the other party or parties shall name a second qualified, impartial and independent arbitrator, or failing to do so, the party giving notice shall name the second arbitrator.  Within twenty-five (25) days after sending the original notice of submission the two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, the third arbitrator may be appointed by the American Arbitration Association (or, if such association has ceased to exist, the principal successor thereto).

(b)           The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute.  The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator.  If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none has been previously named.

(c)           The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the TEXAS GENERAL ARBITRATION ACT, TEXAS CIVIL PRACTICE AND REMEDIES CODE, §§ 171.001 et seq., to the extent such rules do not conflict with this Section 14.1.

(d)           The decision of the arbitrators, or the majority thereof, made in writing shall be final, binding and non-appealable upon the parties hereto as to the questions submitted, and Buyer and Sellers will abide by and comply with such decision.  The expenses of arbitration, including reasonable compensation of the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel, witnesses, and employees.

14.2         Amendments.       This Agreement may only be amended by an instrument in writing executed by Buyer and Sellers.

14.3         Waivers.                The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

14.4         Notices.                 Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           If to Buyer, to:

Edge Petroleum Exploration Company

1301 Travis Street, Suite 2000

Houston, Texas 77072
Attn: C.W. MacLeod

With a copy to:

Locke Liddell & Sapp L.L.P.

600 Travis Street, Suite 3400

Houston, Texas 77002

Attn: David Elder

(b)           If to the Sellers, to the Sellers’ Representative, to:

Cinco Natural Resources Corporation
3500 Maple Avenue, Suite 1465
Dallas, Texas  75219
Attn:  Jon L. Glass

With a copy to:

Thompson & Knight LLP
1700 Pacific Avenue, Suite 3300
Dallas, TX 75201
Attn: Jeffrey A. Zlotky, Esq.

14.5         Successor and Assigns, Parties in Interest.    This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

14.6         Severability.          If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

14.7         Entire Agreement.                This Agreement (including the Confidentiality Agreement, the Exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith.  All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

14.8         Schedules.             Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein.  Any disclosure on one Schedule shall not be deemed to be disclosed on any other Schedules or under the Agreement unless an appropriate cross reference is made thereon.  Inclusion of any item in the Schedules (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business, (c) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (d) shall not constitute, or be deemed to be, an admission to any third party concerning such item.  The Schedules include descriptions of instruments or brief summaries of certain aspects of the Company and its business and operations.

14.9         Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.  Venue for any proceeding hereunder shall be in the District Court of Dallas County, Texas.

14.10       Remedies.              Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and (ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages upon posting of a suitable bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

14.11       Expenses.              The Sellers and Buyer shall each bear their own expenses (including, without limitation, fees and disbursements of counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  The Sellers shall, prior to closing, pay or reimburse the Company for all of its expenses in connection with the negotiation, preparation, execution and delivery of this Agreement it being understood that expenses incurred by the Company in connection with this Agreement are being incurred for the benefit of the Sellers and accordingly represent the Sellers’ own expenses.

14.12       Release of Information; Confidentiality.          The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby.  Prior to the Closing, no press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with and written consent of each other party, except for any legally required communication by any party and including any disclosure required by any rule or regulation of any stock exchange or as required under the federal securities laws.

14.13       Certain Construction Rules.               The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an Exhibit or Schedule attached to this Agreement.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

14.14       Counterparts.        This Agreement may be executed (including by facsimile transmission) in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

14.15       Limitation on Damages.      No party to this Agreement shall ever be liable to the other for any special damages or any punitive or exemplary damages, whether such damages are claimed under breach of contract, breach of warranty, tort or other theory or cause of action at law or in equity, anything herein to the contrary notwithstanding, except to the extent that another party is required to pay any such damages to a third party in connection with a claim for which such other party is indemnified hereunder.

14.16       No Third-Party Beneficiaries.             This agreement is not intended for the benefit of any third parties.

14.17       Time of the Essence.           With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.18       Guarantee.             Guarantor hereby agrees to fully and unconditionally guarantee the obligations of Buyer hereunder subject to any defenses available to Buyer hereunder which guarantee shall terminate immediately following the date of conclusion of the Post Closing Adjustment, if any.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BUYER: EDGE PETROLEUM EXPLORATION COMPANY, a Delaware corporation
By:	/S/ C.W. MACLEOD
Name:	C.W. MacLeod
Title:	Sr. V.P. Business Development & Planning

GUARANTOR: EDGE PETROLEUM CORPORATION, a Delaware corporation
By:	/S/ C.W. MACLEOD
Name:	C.W. MacLeod
Title:	Sr. V.P. Business Development & Planning

COMPANY: CINCO ENERGY CORPORATION, a Delaware corporation
By:	/S/ JON L. GLASS
Name:	Jon L. Glass
Title:	President

SELLERS:
/S/ JON L. GLASS
JON L. GLASS, an individual

/S/ CRAIG D. POLLARD
CRAIG D. POLLARD, an individual

/S/ LEIGH T. PRIETO
LEIGH T. PRIETO, an individual

YORKTOWN ENERGY PARTNERS V, L.P., a Delaware limited partnership

By: Yorktown V Company LLC, its general partner

By:	/S/ PETER A. LEIDEL
Name:	Peter A. Leidel
Title:	Member

YORKTOWN ENERGY PARTNERS VI, L.P., a Delaware limited partnership

By:	Yorktown VI Company LP, its general partner

By:	Yorktown VI Associates, LLC, its general partner

By:	/S/ PETER A. LEIDEL
Name:	Peter A. Leidel
Title:	Member

EXHIBIT A

Oil and Gas Properties

EXHIBIT B

Allocated Values By Lease

The following described tracts of land situated in and being a part of the Laureles Farm Tracts, El Rincon de Corpus Christi, A-411, Nueces County, Texas:

Area 1	S/2 Sec 37 All Sec 48 W/2 SW/4 Sec 49 W/2 NW/4 Sec 71 E/2 NE/4 Sec 72	$34,171,150.00
Area 2	W/2 SE/4 Sec 26	$228,050.00
Area 3	W/2 NE/4 Sec 37	$342,075.00
Area 4	SW/4 Sec 36 N/2 NW/4 Sec 49	$456,100.00
Area 5	S/2 NW/4 Sec 49	$342,075.00
Area 6	E/2 SW/4 Sec 49	$228,050.00

Note:  As the Company acquires its proportionate interest in any of the oil and gas leases that cover the lands described below in Areas 7 and 8 the Purchase Price allocated to such oil and gas leases on this Exhibit B shall be reallocated as shown below with a corresponding reduction in the values allocated to Area 1.

Area 7	NW/4 & W/2 NE/4 Sec 72 E/2 NW/4 Sec 71	$1,710,375.00
Area 8	NW/4 Sec 36	$85,518.75

EXHIBIT C

Spousal Joinder

THE UNDERSIGNED, being the spouse of [          NAME          ], hereby joins in the execution of this Agreement to reflect the undersigned’s understanding and agreement to the terms herein contained, and to consent to the transactions contemplated by this Agreement including the sale of the entire interest of that Seller in the Shares (including any community interest the undersigned may have in those Shares) on the terms and for the consideration herein expressed.

[ NAME ]